Exhibit 99.(a)(2)

TDAX FUNDS, INC.

ARTICLES OF AMENDMENT

TDAX Funds, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Effective July 15, 2008, Article I of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to the following:

TDX Independence Funds, Inc.

SECOND:  Effective July 15, 2008, Article IV of the Charter of the Corporation is hereby amended to change the name of the Corporation’s series to the following:

TDX Independence 2010 Exchange-Traded Fund

TDX Independence 2020 Exchange-Traded Fund

TDX Independence 2030 Exchange-Traded Fund

TDX Independence 2040 Exchange-Traded Fund

TDX Independence In-Target Exchange-Traded Fund

THIRD:  The amendment to the Charter as hereinabove set forth was approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly authorized by § 2-605 of the Maryland General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested by its Secretary this 11th day of July, 2008.

TDAX FUNDS, INC.

	By:	/s/ David M. Kelley
David M. Kelley, President

Attest:

/s/ David W. Jaffin
David W. Jaffin, Secretary

THE UNDERSIGNED, President of TDAX FUNDS, INC., who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ David M. Kelley
David M. Kelley, President